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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            BUSINESS RESOURCE GROUP
                                       AT
                              $9.25 NET PER SHARE
                                       BY
                          BRG ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                BR HOLDINGS LLC
                           WHICH IS MAJORITY-OWNED BY
                          THREE CITIES FUND III, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON
             FRIDAY, AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by BRG Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is currently owned by BR Holdings LLC (the "Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Business Resource Group, a California corporation (the "Company"), at a price of $9.25 per Share, net to the seller in cash, upon the terms and subject to the condition set forth in the Offer to Purchase dated July 14, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal," the terms and conditions of which, as amended or supplemented from time to time, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned on at least 51% of the Shares which the Purchaser or its Parent did not already own or have agreements to purchase as of July 13, 2000 being validly tendered. The Offer is not conditioned on the ability of the Purchaser to obtain financing and the Offer is subject to other terms and conditions contained in the Offer to Purchase.

     Enclosed for your information and use are copies of the following documents:

          1. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          2. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          4. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.

     As soon as practicable after the consummation of the Offer, the Purchaser and its shareholders will take all steps in their power to cause the Purchaser to be merged with the Company in a transaction (the "Merger") after which the shareholders of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company), and the other shareholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular shareholders elect to exercise statutory rights to demand appraisal of their Shares under applicable law); immediately before the Merger, the Company may be reincorporated into Delaware.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in connection with the book-entry transfer, and any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares but cannot deliver such holder's certificate or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 9 of the Offer to Purchase.
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     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,
                                       D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE THREE CITIES FUNDS, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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